EXHIBIT 8.2

[Letterhead of O’Melveny & Myers LLP]

                         , 2004

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

New Century REIT, Inc.

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Re:	Merger of New Century Financial Corporation

Ladies and Gentlemen:

You have requested our opinion regarding the material federal income tax consequences of the proposed reorganization involving the exchange of stock of New Century Financial Corporation, a Delaware corporation (the “Company”), for stock of New Century REIT, Inc., a Maryland corporation (“New Century REIT”), in a statutory merger of NC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Century REIT (“Merger Sub”) with and into the Company, in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Agreement and Plan of Merger, dated as of April 21, 2004 (the “Merger Agreement”); and (ii) the registration statement (the “Registration Statement”) on Form S-4 dated April 22, 2004 and filed by New Century REIT with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”). We have assumed that the Merger will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates, and records and that the statements as to factual matters contained therein are true, correct, and complete and will continue to be true, correct, and complete through the Effective Time of the Merger. In rendering our opinion, we have also relied upon statements, factual representations and covenants of officers and other representatives of New Century REIT, Merger Sub and the Company set forth in the letters provided to us on the date hereof, and have assumed that such statements, representations and covenants are true without regard to any qualification as to

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knowledge or belief and will continue to be true without regard to any qualification as to knowledge or belief through the Effective Time of the Merger.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied on the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” qualifying under the provisions of Section 368(a) of the Code.

We express no opinion as to United States federal income tax consequences other than as set forth above or as to any state, local, or foreign tax consequences. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

This opinion is being furnished to New Century REIT in connection with the Merger so that New Century REIT may comply with its obligations under the Federal securities laws.

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the headings “THE REIT CONVERSION—Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

Very truly yours,